Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VYNE THERAPEUTICS INC.

VYNE THERAPEUTICS INC., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), does hereby certify:

FIRST: The current name of the Corporation is VYNE Therapeutics Inc.

SECOND: The amendment set forth in this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Amendment”) has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law by the Board of Directors of the Corporation and by the stockholders of the Corporation. This Certificate of Amendment hereby amends the Corporation’s Amended and Restated Certificate of Incorporation, as currently in effect (the “Certificate of Incorporation”) as set forth below.

THIRD: Section 1 of Article IV of the Certificate of Incorporation is hereby amended and restated in its entirety to read as set forth below:

“Section 1. This Corporation is authorized to issue two classes of capital stock which shall be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 320,000,000, of which 300,000,000 shares shall be Common Stock and 20,000,000 shares shall be Preferred Stock. The Common Stock shall have a par value of $0.0001 per share and the Preferred Stock shall have a par value of $0.0001 per share. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation with the power to vote thereon irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.”

FOURTH: Except as amended hereby, the provisions of the Certificate of Incorporation shall remain in full force and effect.

FIFTH: This Certificate of Amendment shall be effective at 12:01 a.m. (Eastern Daylight Time) as of July 27, 2026.

IN WITNESS WHEREOF, this Certificate of Amendment has been signed by an authorized officer of the Corporation on the 24th day of July, 2026.

VYNE THERAPEUTICS INC.

By:	/s/ David Domzalski
Name: David Domzalski
Title: Chief Executive Officer